EXHIBIT 99.1

News Release

Craig Manson Investor Relations Ceridian Corporation 952/853-6022

Ceridian Announces Ewald Departure

Minneapolis, MN, January 10, 2005 - Ceridian Corporation (NYSE:CEN) announced today that Robert (“Bo”) Ewald, president of Ceridian’s human resource solutions business, will be leaving the Company.

Ronald L. Turner, chairman, president and chief executive officer of Ceridian, said, “After an evaluation of the organizational structure of the Company, we have concluded that a realignment of the Corporate organization would be prudent. The first step in this realignment is that the human resource solutions business will report directly to me.”

Mr. Turner continued, “We have no plans to change or alter our strategy, and will continue on the same path we have consistently pursued in the past. Our goals in both of our business segments are to continue our efforts and focus with respect to customer retention, customer satisfaction, productivity and margin improvement.”

“The Board and I would like to thank Bo for his contributions. Bo has been a valuable contributor to the Company since he became a member of the Board of Directors in 1997, and for the last 18 months as president of the human resource solutions business. We wish him the best in his new endeavors.”

Mr. Ewald will also be resigning from the Board of Directors.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the change in SVS revenue recognition policy, the investigation conducted by the Audit Committee and the pending shareholder litigation, and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.